Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Esterline Technologies Corporation of our report dated December 6, 2001, with respect to the consolidated financial statements of Esterline Technologies Corporation as of and for the fiscal years ended October 26, 2001 and October 27, 2000 included in the 2001 Annual Report to Shareholders of Esterline Technologies Corporation.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-43843, No. 33-58375, and No. 333-62650) pertaining to the 1997 Stock Option Plan, Non-Employee Directors' Stock Compensation Plan, and Amended and Restated 1997 Stock Option Plan of Esterline Technologies Corporation of our report dated December 6, 2001, with respect to the consolidated financial statements and schedule of Esterline Technologies Corporation as of and for the fiscal years ended October 26, 2001 and October 27, 2000 incorporated by reference in the Annual Report (Form 10-K) for the fiscal year ended October 26, 2001.

Our audits also included the financial statement schedule of Esterline Technologies Corporation for the fiscal years ended October 26, 2001 and October 27, 2000 listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP

Seattle, Washington
January 21, 2002